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EXHIBIT 1

JOINT FILING AGREEMENT

        We, the signatories of the statement on Schedule 13D filed with respect to the shares of Common Stock of Foundation Coal Holdings, Inc., to which this Agreement is attached, hereby agree this 14th day of January, 2005, that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934.

AMCI ACQUISITION, LLC
By:	/s/ HANS J. MENDE
Name: Hans J. Mende
Title: President
/s/ HANS J. MENDE Hans J. Mende

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EXHIBIT 1
JOINT FILING AGREEMENT